Exhibit 18.0

BRIGGS & STRATTON CORPORATION

Form 10-Q for Quarterly Period Ended September 30, 2007

LETTER FROM PRICEWATERHOUSE COOPERS LLP RE:

CHANGE IN ACCOUNTING PRINCIPLE

October 31, 2007

Board of Directors

Briggs & Stratton Corporation

12301 W. Wirth Street

Wauwatosa, Wisconsin 53222

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-Q filing pursuant to Item 601 of Regulation S-K.

We have been provided a copy of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2007. The footnotes therein describe a change in accounting principle from one method of computing market-related value of pension plan assets to another method of computing market-related value of pension plan assets. It should be understood that the preferability of one acceptable method of computing market-related value for a company’s pension plan assets over another method of computing market-related pension plan assets has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the fact that the new method will generate a market-related value that will be closer to fair value, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections.

We have not audited any financial statements of the Company as of any date or for any period subsequent to July 1, 2007. Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting change.

Very truly yours,

PricewaterhouseCoopers LLP